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                                                                     Exhibit 2.2

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     Agreement made as of September 14, 1999 by and between Voyager Information Networks, Inc., a Michigan corporation ("Buyer"), Raex Internet, Inc., a Ohio corporation ("Raex"), Raex Communications, Inc., an Ohio corporation ("RCI") and Raex Corporation, an Ohio corporation ("Raex Corp") (Raex, RCI and Raex Corp each a "Seller" and collectively, the "Sellers"), Philip Patete as Trustee of the Philip Patete Electing Small Business Trust dated September 8, 1999 (the "Patete Trust"), Christopher Gallo as Trustee of the Christopher Gallo Electing Small Business Trust dated September 8, 1999 (the "Gallo Trust") (the Patete Trust and the Gallo Trust collectively, the "Trusts"), and Christopher Gallo ("Gallo"), individually and Philip Patete ("Patete"), individually (Patete and Gallo collectively, the "Principals").

     WHEREAS, subject to the terms and conditions hereof, each Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from each Seller, all of the properties, rights and assets used or useful in connection with the internet service and the competitive local exchange carrier businesses of the Sellers (collectively, the "Business").

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SEC PURCHASE AND SALE OF ASSETS.

     1.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, each Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from each Seller, all of Seller's right, title and interest in and to all of the properties, assets and business of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, in existence as of the Closing Date, but excluding the Excluded Assets (as defined in Section 1.2 below), including, without limitation, the following:

          (a) Equipment. All free standing kiosks, servers, routers, modems, computers, electronic devices, test equipment and all other fixed assets, equipment, furniture, fixtures, leasehold improvements, parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by each Seller and used or held for use in connection with the Business, in each case together with any additions thereto between the date of this Agreement and the Closing Date (as defined below), all as set forth on Schedule 1.1(a) attached hereto (collectively, "Equipment");
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          (b) Contracts.  All of the rights of each Seller under and interest of each Seller in and to all contracts relating to the Business (other than the Excluded Contracts (as defined below)), including, without limitation, original contracts for the provision of internet connectivity, dedicated service, web-hosting, web-domain, dial-up services, web-development and internet commerce, all leases with respect to real property and all collocation agreements, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (collectively, the "Contracts");

          (c) Intellectual Property. All of each Seller's Intellectual Property (as defined in Section 2.20), as set forth on Schedule 1.1(c) attached hereto;

          (d) Licenses and Authorizations. All rights associated with the licenses, permits, easements, registrations and authorizations issued or granted to each Seller by any governmental authority with respect to the operation of the Business, including, without limitation, those licenses and authorizations listed on Schedule 1.1(d) attached hereto, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

          (e) Current Assets; Accounts Receivable. All Current Assets of each Seller (as such term is hereinafter defined) and all accounts receivable of each Seller incurred in the ordinary course of business and such accounts receivable are included on each Seller's balance sheet as of the Closing Date, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied, a complete list of such accounts receivable is attached hereto as Schedule 1.1(e) ("Accounts Receivable");

          (f) Goodwill. All of the goodwill of each Seller in, and the going concern value of, the Business, and all of the business and customer lists, proprietary information, and trade secrets related to the Business; and

          (g) Records. All of each Seller's customer logs, location files and records, employee records, and other business files and records, in each case relating to the Business.

     The assets, properties and business of each Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

     1.2 Excluded Assets. There shall be excluded from the Assets and retained by each Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

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          (a) Other Assets.  All other assets of each Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business now or after the Closing Date and which are set forth on Schedule 1.2(a) attached hereto;

          (b) Excluded Contracts. All of each Seller's right, title and interest in, to and under the contracts and agreements listed on Schedule 1.2(b) attached hereto (the "Excluded Contracts");

          (c) Cash and Cash Equivalents. All of each Seller's cash on hand and each Seller's cash equivalents;

          (d) Insurance. All contracts of insurance (including any cash surrender value thereof) and all insurance proceeds of settlement and insurance claims made by each Seller on or before the Closing Date as set forth on
Schedule 1.2(d) attached hereto;

          (e) Tax Items. All claims, rights and interest in and to any refunds for federal, state or local Taxes (as defined below) for periods prior to the Closing Date as set forth on Schedule 1.2(e) attached hereto; and

          (f) Corporate Records.  All of each Seller's corporate and other
              -----------------
organizational records.

     1.3  Assumed Liabilities; Excluded Liabilities; Employees.
          ----------------------------------------------------

          (a) Assumed Liabilities. Buyer shall, on and as of the Closing Date, accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein no Seller shall have any further liability or responsibility for or with respect to, (i) liabilities and obligations arising out of events occurring on and after the Closing Date related to Buyer's ownership of the Assets and Buyer's operation of the Business on or after the Closing Date; (ii) all obligations and liabilities of each Seller which are to be performed on or after the Closing Date arising under the Contracts, including, without limitation, such Seller's obligations to Subscribers under such Contracts for (A) Subscriber deposits, if any, held by such Seller as of the Closing Date in the amount for which Buyer receives a credit pursuant to Section 1.6(a) below, (B) Subscriber advance payments held by such Seller as of the Closing Date for services to be rendered in connection with the Business in the amount for which Buyer receives a credit pursuant to
Section 1.6(a) below, and (C) the delivery of the services of the Business, including, but not limited to, internet connectivity service to Subscribers (whether pursuant to a Contract or otherwise) on or after the Closing Date; and
(iii) the Current Liabilities (as hereinafter defined) of such Seller ((i), (ii) and (iii) together, the "Assumed Liabilities"). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or any Seller or any of their respective affiliates or

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subsidiaries. No parties other than Buyer and Sellers shall have any rights under this Agreement.

          (b) Excluded Liabilities. It is expressly understood that, except for the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of any Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, including, without limitation, the Excluded Contracts, (ii) the employees of the Business, including, without limitation, any obligation to provide any amounts due to the employees under any pension, profit sharing or similar plan, any bonus or other compensation plan, or related to vacation or other similar employee benefits, or arising as a result of the transactions contemplated hereby or (iii) any fact existing or event occurring prior to the Closing Date or relating to the operation of the Business prior to the Closing Date. The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."

          (c)  Employees, Wages and Benefits.
               -----------------------------

               (i) Each Seller shall terminate all of its employees effective as of the Closing Date and Buyer shall not assume or have any obligations or liabilities with respect to such employees or such terminations, including, without limitation, any severance obligation. Each Seller acknowledges and agrees that Buyer has the right to interview and discuss employment terms and issues with such employees prior to and after the Closing.

               (ii) Buyer specifically reserves the right, on or after the Closing Date, to employ or reject any or all Seller's employees or other applicants in its sole and absolute discretion; provided that Buyer shall provide to Sellers a list of employees to whom Buyer intends to offer employment at least three (3) business days prior to the Closing. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of each Seller's employees, and no employee shall be a third-party beneficiary of this Agreement.

               (iii) Each Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees which shall have become due for work performed as of and through the day preceding the Closing Date, and each Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

               (iv) Each Seller acknowledges and agrees that Buyer shall not acquire any rights or interests of any Seller in, or assume or have any obligations or liabilities of

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     any Seller under, any benefit plans maintained by or for the benefit of any employees of any Seller prior to the Closing Date, including, without limitation, obligations for severance or vacation accrued but not taken as of the Closing Date.

     1.4 The Closing. The transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at 10:00 a.m., local time, at the offices of Stark & Knoll, on September __, 1999, or at such other time and place as shall be mutually agreed upon in writing by Buyer and each Seller (the "Closing Date").

     1.5 Purchase Price. In consideration of the sale by Sellers to Buyer of the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall deliver, collectively, to Sellers at the Closing an aggregate amount equal to $4,600,000 (as adjusted in accordance with Section 1.6 below, the "Purchase Price") as follows:

          (a) At the Closing, Buyer shall deliver the sum of $4,100,000 (as adjusted in accordance with Section 1.6) to Sellers, collectively, by bank cashier's check or bank wire transfer to one account designated by the Sellers in writing to Buyer at least two (2) business days prior to the Closing; and

          (b) At the Closing, Buyer shall deposit the sum of $500,000 (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement.

     1.6 Adjustments to Purchase Price. The Purchase Price shall be increased, with respect to the competitive local exchange carrier ("CLEC") assets, at the Closing by the amount set forth on Schedule 1.6(b) hereto. The Purchase Price shall be further adjusted at the Closing in the manner set forth below:

          (a) The Purchase Price will be increased or decreased, as the case may be, on a dollar-for-dollar basis, by the Working Capital Excess or Deficiency, as applicable, as of the opening of business on the Closing Date.

              For the purposes of this Agreement, the following terms shall have the following meanings:

             (i) "Working Capital" shall mean the difference between Sellers' Current Assets and Current Liabilities, in the aggregate;

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             (ii)   "Current Assets" shall mean and include all Accounts
Receivable of Sellers, in the aggregate, outstanding on the Closing Date with balances of sixty (60) days or less, all prepaid expenses (including postal deposits and security deposits for leased real property) on the Closing Date, and all other current assets which have value to the business at the Closing and which are used in the operation of the Business, in each case as determined in accordance with GAAP, consistently applied; provided, however, Current Assets shall not include any Seller's cash on hand, any Seller's cash equivalents or receivables from any Seller's shareholders;

             (iii) "Current Liabilities" shall mean and include accounts payable, accrued expenses, all deferred revenues and all other current liabilities incurred in the operation of the Business and reflected on each Seller's balance sheet on the Closing Date in each case as determined in accordance with GAAP, consistently applied; provided, however, Current Liabilities shall not include taxes and the current portion of any Seller's long-term liabilities;

             (iv) "Deficiency" shall mean the amount by which the Current Liabilities exceeds the Current Assets; and

             (v) "Excess" shall mean the amount by which the Current Assets exceeds the Current Liabilities.

        (b)  (i)    No later than five (5) days prior to the Closing, Buyer and
     Sellers shall prepare a statement to be attached hereto as Schedule 1.6(b) (the "Estimated Adjustment Statement") which sets forth the estimated Working Capital and the amount of any estimated Deficiency or Excess, as the case may be, as of the Closing Date (the "Estimated Adjustment"). The Purchase Price payable at the Closing shall be increased on a dollar-for-dollar basis to the extent of any positive Estimated Adjustment or decreased on a dollar-for-dollar basis to the extent of any negative Estimated Adjustment, as the case may be, set forth on such Estimated Adjustment Statement.

             (ii) No later than forty-five (45) days following the Closing, Buyer shall prepare and deliver to Sellers a statement (the "Final Adjustment Statement") setting forth the actual Working Capital, and the amount of any actual Deficiency or Excess, as the case may be, as well as any other changes to the Estimated Adjustment, as of the Closing Date. Subject to Section 1.6(b)(iii) below, within twenty (20) days following the delivery of such Final Adjustment Statement to Sellers, Buyer or Sellers, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Estimated Adjustment, as shown on the Estimated Adjustment Statement, and the actual adjustment, as shown on the Final Adjustment Statement.

                                       6
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             (iii)  In the event Sellers object to the Final Adjustment
     Statement, Sellers shall notify Buyer in writing of such objection within the twenty (20) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Sellers' calculation of Sellers' actual Working Capital at the Closing. Upon receipt by Buyer of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Buyer and Sellers cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing 20-day period, the parties shall submit the matter for resolution to Ernst & Young LLP or in the event that Ernst & Young LLP is not independent of the parties, to another nationally recognized firm of certified public accountants which is independent of the parties hereto, with the costs thereof in either case to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such accounting firm to the parties.

     1.7 Purchase Price Allocation. At least two (2) business days prior to the Closing, Buyer and Sellers shall agree on the allocation of the Purchase Price as set forth on Schedule 1.7 attached hereto. Such allocation shall be binding upon Buyer and Sellers for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and each Seller further agree to file their Federal income tax returns and their other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended.

     1.8 Records and Contracts. To the extent not previously provided to Buyer, at the Closing Sellers shall deliver to Buyer, subject to Section 1.9 below, all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Each Seller shall also deliver to Buyer at the Closing all of such Seller's files and records constituting Assets.

     1.9 Further Assurances. Each Seller, from time to time after the Closing at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens (as defined in Section 2.8). Additionally, to the extent Seller has not obtained any required consents to the assignment of the Contracts by the Closing Date, Seller shall use its reasonable best efforts to obtain such consents in the forms attached hereto as Exhibit B and Exhibit C, within 60 days of the date hereof. For purposes of this Section 1.9, "reasonable best efforts" shall not require

                                       7
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Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing, processing and documentation fees. Schedule 2.3(a) sets forth a list of required consents not obtained as of the Closing Date.

     1.10 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Sellers, and Sellers shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.

     1.11 Transfer of Subject Assets. At the Closing, Sellers shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents (subject to Section 1.9). Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens, and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.


SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLERS AND PRINCIPALS. In order to induce Buyer to enter into this Agreement, Sellers, the Trusts and each of the Principals, jointly and severally, hereby represent and warrant to Buyer as follows:

     2.1   Organization; Subsidiaries.
           --------------------------

           (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of Ohio, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of each Seller's Articles of Incorporation and code of regulations, each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. No Seller is in violation of any term of its Articles of Incorporation or code of regulations. Each Seller is duly qualified to do business in the state of its organization, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so licensed or qualified would have a material adverse effect.

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           (b) Each of the Trusts is an electing small business trust duly organized, validly existing and in good standing under the laws of Ohio, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places in which such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of each Trust's declaration of trust, each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. No Trust is in violation of any term of its declaration of trust. Each Trust is duly qualified to do business in the state of its organization, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction where the failure to be so licensed or qualified would have a material adverse effect.

           (c) Except as set forth on Schedule 2.1(b) hereto, no Seller has any subsidiaries and no Seller owns any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Seller does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

     2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of each Seller and each Trust, as applicable, in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of each Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been duly and validly authorized, executed and delivered by each Seller and no other action on the part of any Seller or any Trust, as applicable, or its stockholders or trustees, respectively, is required in connection therewith. This Agreement has been duly and validly authorized, executed and delivered by each Trust and no other action on the part of any Trust or their trustees or beneficiaries is required in connection therewith. Each Trust has full right, authority, power and capacity to execute and deliver this Agreement and to execute and carry out the transactions contemplated hereby. Each Seller and the Principals have full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each Seller, each Trust and the Principals enforceable in accordance with its respective terms.

     2.3   No Conflicts.
           ------------

           (a) Except as set forth in Schedule 2.3(a) attached hereto, the execution, delivery and performance by each Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Articles of Incorporation and code of regulations

                                       9
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of any Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which any Seller is a party or by which such Seller or the Assets is bound,
(iii) violate any judgment, decree, order, statute, rule or regulation applicable to any Seller or the Assets, (iv) require any Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets.

          (b) Except as set forth in Schedule 2.3(b) attached hereto, the execution, delivery and performance by each of the Principals of this Agreement and each other Seller Document does not and will not (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which any or all of the Principals are a party or by which any or all of the Principals are bound, (ii) violate any judgment, decree, order, statute, rule or regulation applicable to the Principals, (iii) require the Principals to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (iv) result in the creation or imposition of any Lien on any of the Assets.

          (c) The execution, delivery and performance by each Trust of the Agreement does not and will not (i) violate any provision of the declaration of trust of any Trust, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which any Trust is a party or by which such Trust is bound, (iii) violate any judgement, decree, order, statute or rule or regulation applicable to any Trust,
(iv) require any Trust to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

     2.4  Taxes.
          -----

          (a) Each Seller has paid or caused to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

          (b) Each Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to each Seller for taxable periods ended on or after December 31, 1993, is set forth in
Schedule 2.4 attached hereto, and said schedule indicates those returns that have been audited or currently are the subject of an audit. Sellers have delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by any Seller with respect to said returns.

          (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting or, to the knowledge of each Seller or the Principals, threatening to assert against any Seller any deficiency or claim for additional Taxes. To the knowledge of each Seller and the Principals, no claim has ever been made by an authority in a jurisdiction where Sellers do not file reports and returns that any Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. No Seller has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code")

          (d) There has not been any audit of any tax return filed by any Seller, no audit of any tax return of any Seller is in progress, and no Seller has been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by any Seller is in force, and no waiver or agreement by any Seller is in force for the extension of time for the assessment or payment of any Taxes.

          (e) No Seller has ever been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). No Seller has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Except as set forth on Schedule 2.4(e), no Seller owns and no Seller has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from any Seller an interest in any entity. No Seller is a party to any tax sharing agreement.

          (f) No Seller is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

          (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

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     2.5  Compliance with Laws.  Each Seller's operation of the Business and the
Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and no Seller has ever received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

     2.6 Insurance. The physical properties and tangible Assets are insured to the extent disclosed in Schedule 2.6 attached hereto, and all insurance policies and arrangements of each Seller in effect as of the date hereof are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect up to the Closing Date, all premiums with respect thereto are currently paid, and each Seller is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by each Seller and is sufficient for compliance by each Seller with all requirements of law and all agreements and leases to which such Seller is a party.

     2.7 Contracts. The Contracts constitute all leases, contracts and arrangements, whether oral or written, under which any Seller is bound or to which any Seller is a party which relate to the Business or Assets. Schedule 1.1(b) attached hereto contains a true, correct and complete list of all Contracts. With respect to each oral agreement or understanding involving the Business, Sellers have provided a written summary of the material terms of each such agreement or understanding on Schedule 1.1(b). Each Contract is valid, in full force and effect and binding upon each Seller and the other parties thereto in accordance with its terms. Neither any Seller nor, to the knowledge of each Seller and the Principals, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor, to the knowledge of any Seller, except as set forth on Schedule 2.3(a), does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract. No Seller has received notice of, and each Seller and the Principals have no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract, except as set forth on Schedule 2.3(a). Sellers have provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 1.1(b).

     2.8 Title. Each Seller has good and marketable title to all of the Assets free and clear of all Liens (as hereinafter defined). For purposes of this Agreement, a Lien shall include all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind; provided, that Liens shall not include the mortgages, pledges, security interests, charges, liens, restrictions and encumbrances if any, represented by the Uniform Commercial Code filings associated with the Contracts, as more particularly set forth on and attached to Schedule 2.8 hereto). Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Sellers to conduct the Business as presently conducted and (ii) necessary for Buyer to operate the Business in the same manner as such Business is currently operated by Sellers. Except to the extent of ordinary wear and tear, all of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations. Sellers have delivered complete and true copies of all real property leases (the "Leases") set forth on Schedule 1.1(b). To Sellers' knowledge, each Seller holds good, clear, marketable, valid and enforceable leasehold interest in the real property subject to the Leases (the "Leased Real Property") and leased by it, subject only to the right of reversion of the landlord or lessor under the Leases, free and clear, to Sellers' knowledge, of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and, to Sellers' knowledge, free of encroachments onto or off of the leased real property. There are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, ordinary wear and tear excepted, and have been well maintained. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property. No Seller holds or owns a fee interest in any real property.

     2.9 No Litigation. Except as set forth in Schedule 2.9 attached hereto, no Seller is now involved in nor, to the knowledge of each Seller and the Principals, is any Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Sellers have not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

     2.10 Employees; Labor Matters. Raex employs approximately 0 full-time employees and 0 part-time employees and generally enjoys commercially reasonable employer-employee relationships. RCI employs approximately 0 full-time employees and 0 part-time employees and generally enjoys commercially reasonable employer-employee relationships. Raex Corp employs approximately 20 full-time employees and 7 part-time employees and generally enjoys commercially reasonable employer-employee relationships. Each Seller shall provide to Buyer a list of the employees of such Seller in connection with the Business at least ten (10) days prior to Closing, including the name, date of hire and wages of such employees. No Seller is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither any Seller nor Buyer will by reason of the transactions contemplated hereby or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 2.10 attached hereto. No Seller has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. Each Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, workplace safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of each Seller and the Principals, threatened against or involving any Seller. No question concerning representation exists respecting any group of employees of any Seller. There are no grievances, complaints or charges that have been filed against any Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on any Seller or the conduct of its business and no arbitration or similar proceeding is pending and, to the knowledge of each Seller, no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by any Seller. No Seller has received any information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Each Seller is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

     2.11  Financial Statements.   Attached hereto as Schedule 2.11 are copies
of the balance sheet of Sellers as at August 31, 1999 (the "Base Balance Sheet") and the statements of income and expense of Sellers for the 12 months ending August 31, 1999 (collectively the "Financial Statements"). The Financial Statements are complete and correct and present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. Schedule
2.11 sets forth the manner in and extent to which the Financial Statements and the principles by which such Financial Statements were prepared deviate from generally accepted accounting principles. As of the date of the Base Balance Sheet (the "Base Balance Sheet Date"), no Seller had any liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet. As of the date hereof and at the Closing, no Seller had and no Seller will have any liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet.

     2.12  Business Since the Base Balance Sheet Date.  Except as set forth in
Schedule 2.12 attached hereto, since the Base Balance Sheet Date:

           (a) there has been no material adverse change in the Business or in the Assets, operations or financial condition of the Business;

           (b) the Business has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

           (c) there has not been any material obligation or liability (contingent or other) incurred by any Seller with respect to the Business, whether or not incurred in the ordinary course of business including, without limitation, any capital or operating leases with respect to Equipment;

           (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, whether or not in the ordinary course of business;

           (e) there has not been any mortgage, encumbrance or lien placed on any of the Assets, nor any payment or discharge of a material lien or liability of any Seller which was not reflected on the Base Balance Sheet;

           (f) there has not been any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or Assets;

           (g) there has not been any material change in any Seller's pricing, marketing, customer service, billing, accounting, operational or promotional activities and policies of such Seller;

           (h) there has not been any change in the collection, payment and accounting policies used by any Seller in the Business; and

           (i) there has not been any agreement or understanding, whether in writing or otherwise, for any Seller to take any of the actions specified above.

     2.13 Licenses. As of the date of this Agreement, Sellers are the holders of all licenses, permits and authorizations with respect to the Business (the "Authorizations"). The Authorizations constitute all of the licenses, permits and authorizations required for operation of the Business as now operated. Except as set forth on Schedule 2.13, all of the Authorizations are in full force and effect and no licenses, permits or authorizations of any governmental department or agency are required for the operation of the Business which have not been duly obtained. As of the date hereof, there is not pending or, to the knowledge of each Seller and the Principals, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations, and there is not now issued or outstanding or, to the knowledge of each Seller and the Principals, pending or threatened any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against any Seller with respect to the Business.

     2.14 Approvals; Consents. Except as set forth on Schedule 2.14 attached hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by any Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby. Each Seller shall use its best efforts to obtain all of the approvals, consents and authorizations listed on Schedule 2.14 at or prior to the Closing in accordance with Section 4.4 hereof or, to the extent necessary, in accordance with Section 1.9 hereof.

     2.15 Customers and Suppliers. Each Seller's relations with its customers and suppliers, including its Subscribers (as defined below), are commercially reasonable and there are not pending or, to each Seller's knowledge, threatened claims or controversies with any customer or suppliers that are material to the Assets or the Business.

     2.16 Subscribers. Schedule 2.16(a) attached hereto sets forth, as of the date hereof, the Subscribers of the Business as listed by class, type and billing plan. For purposes of this Agreement, the terms "Subscriber" shall mean any active subscriber to internet services offered by Sellers in the Business who has subscribed to a service for at least one month and has paid at least one bill, including, without limitation, any person who receives dial-up internet access and e-mail services through the Business (a "Dial-up Subscriber"), any person who receives dedicated internet access from any Seller offering higher data transmission rates than available from dial-up access (a "Dedicated Subscriber"), and any person with a web page or domain name on any Seller's server and to whom such Seller provides internet access (a "Web-hosting/Domain-hosting Subscriber"); provided, however, that "Subscriber" shall not include any person who is (i) more than sixty (60) days delinquent in payment of such person's bill for such services provided by the Business and (ii) receiving complimentary internet services or internet services at a promotional discounted rate. Set forth on Schedule 2.16(b) attached hereto is a listing of all such accounts which receive complimentary internet services or internet services at a promotional discounted rate (including, but not limited to, those accounts that receive "student plan" rates). Set forth on Schedule 2.16(c) attached hereto is each Seller's policy and practice with respect to the disconnection of Subscribers, with which each Seller has, except as set forth on Schedule 2.16(c), at all times since its inception, complied in all material respects.

     2.17 Brokers. Except as set forth in Schedule 2.17 attached hereto, no Seller has retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     2.18 Collectibility of Accounts Receivable. All of the Accounts Receivable of each Seller are or will be as of the Closing Date bona fide, valid and enforceable claims, subject to no setoff or counterclaim and to Seller's knowledge are collectible in accordance with their terms. No Seller has any accounts or loans receivable from any person, firm or corporation which is affiliated with any Seller or from any director, officer or employee of any Seller, or from any of their respective spouses or family members.

     2.19 Banking Relations. All of the arrangements which each Seller has with any banking institution are completely and accurately described in Schedule
2.19 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

     2.20  Intellectual Property.
           ---------------------

           (a) Set forth on Schedule 2.20 attached hereto are all computer programs and related documentation sold, marketed, licensed and distributed by each Seller (the "Products"). All of the Intellectual Property of each Seller is set forth on Schedule 2.20 attached hereto. For purposes hereof, the term "Intellectual Property" includes: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (ii) each Seller's rights to the names "raex.net" and "raex.com", all trade names, trade dress, logos, packaging design, slogans, any and all internet domain names used or useful in the Business, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (v) each Seller's web-sites (including the domain names "www.raex.com" and "www.raex.net" and any other similar domain names; (vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (vii) all contracts relating to the Products and the Intellectual Property to which each Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by each Seller (collectively, "Assigned Contracts").

          (b) Except as described in Schedule 2.20, each Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party. Each Seller's rights in all of such Intellectual Property are freely transferable. There are no claims or demands pending or, to the knowledge of each Seller and the Principals, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of each Seller and the Principals, threatened against each Seller and/or its officers, employees and consultants which challenge the validity and enforceability of each Seller's rights in respect of the Intellectual Property. The Intellectual Property with the Assets constitutes all of the assets of each Seller used in designing, creating and developing the Products, and represent all of such Intellectual Property necessary for the operation of each Seller's Business as currently conducted.

     Except as set forth in Schedule 2.20 attached hereto, all former and current employees, consultants and contractors of each Seller have executed written instruments with such Seller that assign to such Seller all rights to any inventions, improvements, discoveries, or information relating to the business of such Seller. To the knowledge of each Seller, no employee, consultant or contractor of any Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than such Seller.

          (c) Schedule 2.20 sets forth a complete and accurate list and summary description of all of each Seller's Patents. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. To the knowledge of each Seller, no Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of each Seller and the Principals, there is no potentially interfering Patent of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

          (d) Schedule 2.20 sets forth a complete and accurate list and summary description of all of each Seller's Marks. All Marks that have been registered with the United

States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Trademark is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. To the knowledge of each Seller, no Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of each Seller and the Principals, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

          (e) Schedule 2.20 sets forth a complete and accurate list and summary description of all of each Seller's Copyrights. All the Copyrights have been registered with the United States Copyright Office and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of the Products to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

          (f) Each Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of each Seller and the Principals, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by any Seller to any person or entity other than employees or contractors of such Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth on
Schedule 2.20, (i) no Seller has directly or indirectly granted any rights or interests in the source code of the Products, and (ii) no Seller has provided, licensed or disclosed the source code of the Products to any person or entity. Each Seller has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of each Seller and the Principals, there is not any assertion that the use by any Seller of any Trade Secret violates the rights of any third party.

          (g) Each Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property used, licensed, distributed or transferred by it. Except as set forth on Schedule 2.20, no Seller (i) has licensed or granted to anyone rights of any nature to use any of its Intellectual Property and (ii) is obligated to and no

Seller pays royalties or other fees to anyone for its ownership, use, license or transfer of any of its Intellectual Property.

          (h) All licenses or other agreements under which any Seller is granted rights by others in Intellectual Property are listed in Schedule 2.20. All such licenses or other agreements are in full force and effect, to the knowledge of each Seller and the Principals there is no material default by any party thereto, and all of the rights of each Seller thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and no Seller has any reason to believe that the licensors under the licenses and other agreements under which such Seller is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

          (i) All licenses or other agreements under which any Seller has granted rights to others in Intellectual Property are listed in Schedule 2.20. All such licenses or other agreements are in full force and effect, and to the knowledge of each Seller and the Principals there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

          (j) No Seller has any obligation to any other person to maintain, modify, improve or upgrade the Products.

          (k) None of the Products manufactured and sold, nor any process or know-how used, by any Seller infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of any other person.

          (l) There are no (i) actions, suits, claims, investigations or other proceedings involving the Products, the Intellectual Property, or the Rights by or before any governmental authority or arbitrator pending or, to the knowledge of each Seller and the Principals, threatened against any Seller, or (ii) judgments, decrees, injunctions, or orders involving the Products, the Intellectual Property or the Rights of any governmental authority or arbitrator against any Seller. No Seller is in default under any such judgment, decree, injunction or order.

          (m) The Products perform in accordance with their published specifications and documentation and as each Seller has warranted to its customers. Each Seller has reviewed the areas within its businesses and operations which could be adversely affected by, and has developed a program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by such Seller or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after

December 31, 1999). Each Seller reasonably believes that the "Year 2000 Problem" will not have any material adverse effect on the business or operations of such Seller.

     2.21 Absence of Restrictions. Except as set forth in Schedule 2.21 attached hereto, no Seller has entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition or encumbrance of the Business or the Assets, in whole or in part.

     2.22 Permits; Burdensome Agreements. Schedule 2.22 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for each Seller to conduct its Business. Each Seller has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in Schedule 2.22, all such Approvals will be available and assigned to Buyer and remain in full force and effect upon Buyer's purchase of the Assets, and no further Approvals will be required in order for Buyer to conduct the business currently conducted by each Seller subsequent to the Closing. Except as disclosed in Schedule 2.22 or in any other schedule hereto, no Seller is subject to or bound by any agreement, arrangement, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

      2.23 Transactions with Interested Persons.  Except as set forth in
Schedule 2.23 hereto, neither Seller, nor any stockholder, officer, supervisory employee or director of any Seller or, to the knowledge of each Seller or the Principals, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of any Seller, or any organization which has a material contract or arrangement with any Seller.

     2.24  Employee Benefit Programs.
           -------------------------

           (a) Schedule 2.24 attached hereto sets forth a list of every Employee Program (as defined below) that has been maintained by each Seller or an Affiliate at any time during the six-year period ending on the Closing Date. Each Employee Program which has ever been maintained by any Seller or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). With respect to any Employee Program ever maintained by any Seller or any Affiliate, there has been no (i) "prohibited transaction," as defined in
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, (ii) non-deductible contribution, or (iii) failure to comply with any provision of ERISA, other applicable law, or any agreement which, in the case of any of (i), (ii) or (iii), could subject any Seller or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of each Seller, threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by any Seller or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.24). Each Employee Program ever maintained by any Seller or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

          (b) Neither any Seller nor any Affiliate (A) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or (B) prior to the Closing Date has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (c)  For purposes of this section:

               (i) "Employee Program" means all employee benefit plans within the meaning of ERISA Section 3(3) as well as all other employee benefit plans, agreements and arrangements of any kind.

               (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

               (iii) An entity is an "Affiliate" of a Seller if it would have ever been considered a single employer with such Seller under ERISA Section 4001(b) or part of the same "controlled group" as such Seller for purposes of ERISA Section 302(d)(8)(C).

     2.25  Environmental Matters.
           ---------------------

           (a) Except as set forth in Schedule 2.25 attached hereto, (i) no Seller has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to each Seller's knowledge, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by each Seller, or has ever been located in the soil or groundwater at any such site; (iii) to each Seller's knowledge, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by each Seller for treatment, storage, or disposal at any other place; (iv) to each Seller's knowledge, no Seller presently owns, operates, leases, or uses, nor has any Seller previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to each Seller's knowledge no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by each Seller in connection with the presence of any Hazardous Material.

           (b) Except as set forth in Schedule 2.25, (i) to each Seller's knowledge, no Seller has any liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) to each Seller's knowledge, Sellers, any property owned, operated, leased, or used by any Seller, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) no Seller has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) no Seller has any knowledge or reason to know that any of the items enumerated in clause
(iii) of this subsection will be forthcoming.

           (c) Except as set forth in Schedule 2.25, to the knowledge of each Seller and the Principals, no site owned, operated, leased, or used by any Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

           (d) Each Seller has, to the knowledge of each Seller and the Principals, provided to Buyer copies of all documents, records, and information available to such Seller concerning any environmental or health and safety matter relevant to such Seller, whether generated by such Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include each Seller and all other entities for whose conduct such Seller is or may be held responsible under any Environmental Law.

     2.26 Undisclosed Liabilities. No Seller has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected on the Base Balance Sheet, current liabilities incurred in the ordinary course of business since the date thereof and any liabilities disclosed in Schedule 2.26 attached hereto.

     2.27 Indebtedness. Except as set forth in Schedule 2.27, no Seller has any bank debt or indebtedness (other than pursuant to operating or capitalized lease obligations for leased equipment and other current liabilities).

     2.28 Agreements. Except as set forth in Schedule 2.28, each Principal who is employed by any Seller is not a party to any non-competition, trade secret or confidentiality agreement with any party other than such Seller. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Principal is a party relating to the business of any Seller or to such Principal's rights and obligations as a stockholder, director or officer of any Seller. Except as set forth in Schedule 2.28 attached hereto, such Principal does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of any Seller, or any organization which has a contract or arrangement with any Seller. Such Principal has not at any time transferred any of the stock of any Seller held by or for such holder to any employee of any Seller, which transfer constituted or could be viewed as compensation for services rendered to such Seller by said employee. Except as set forth in Schedule 2.28 attached hereto, the execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving any Seller to which such Principal is a party.

     2.29 Disclosure. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by each Seller and the Principals to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to any Seller or the Principals which presently or may, in Sellers' and the Principals' reasonable business judgment, in the future have a material adverse affect on any Seller's business, properties, assets, prospects, operations or (financial or other) condition of any Seller which has not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the internet services industry and/or the competitive local exchange carrier industry generally. There are no facts known to any Seller or the Principals which may result in the Revenues delivered by Sellers to Buyer pursuant to Section 6.9 being materially less than $180,000 as of the Closing Date.


SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Sellers and the Principals and the Trusts entering into this Agreement, Buyer hereby represents and warrants to Sellers and the Principals and the Trusts as follows:

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

     3.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

     3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the

Articles of Incorporation or by-laws of Buyer, in each case as amended to date,
(b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

     3.4 Brokers. Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4. COVENANTS OF SELLERS. Each Seller covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing, such Seller shall:

     4.1 Access to Premises and Records. From the date hereof until the consummation of the transactions contemplated hereby at the Closing, Seller shall give Buyer and its representatives, at reasonable times and with reasonable prior notice, free access to the properties, books and records of the Business and to the Assets and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer or its representatives may from time to time reasonably request in order that Buyer may have full opportunity to make a diligent investigation consistent with this Agreement. The foregoing shall include, without limitation, Buyer and its representatives conducting, at Buyer's expense, an audit of the accounting books and records of the Seller. In addition to, and not in limitation of the foregoing, Seller shall provide Buyer with access to and copies of the records of all: (a) Accounts Receivable, (b) Subscriber billings, (c) pre-paid accounts,
(d) accounts for which no remuneration is received by Seller and (e) general reports with respect to each category of service provided by the Business.

     4.2 Continuity and Maintenance of Operations of the Business. Except as to actions of which Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, Seller shall:

          (a) Operate the Business in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the Business, and use commercially reasonable efforts to preserve any beneficial business relationships with Subscribers, customers, suppliers and others having business dealings with Seller relating to the Business;

          (b) Use and operate the Assets in a manner consistent with past practice and maintain the Assets in good operating condition, ordinary wear and tear excepted;

          (c) Maintain adequate inventories of spare Equipment consistent with past practices;

          (d) Maintain insurance upon the Assets in such amounts and types as in effect on the date of this Agreement as set forth in Schedule 2.6 attached hereto;

          (e) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices, and provide Buyer with access thereto upon its reasonable request;

          (f) Continue to implement and enforce its procedures for disconnection and discontinuance of service to Subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

          (g) Perform and comply in all material respects with the terms of the Contracts and keep such Contracts in full force and effect; and

          (h) Use its reasonable best efforts to preserve the goodwill of the Business.

     4.3 Negative Covenants. Seller shall not, without the prior written consent of Buyer:

          (a) Sell, transfer, lease, assign or otherwise dispose of, or agree to sell, transfer, lease, assign or otherwise dispose of, any Assets;

          (b) Make any change in the number of shares of its capital stock, authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock;

          (c) Amend its certificate of incorporation or by-laws;

          (d) Enter into any contract or commitment for the acquisition of goods or services relating to the Business (other than in the ordinary course of business) or which otherwise obligates Seller to perform in full or in part beyond the Closing Date;

          (e) Hire any new employees or enter into any employment arrangements or otherwise increase the salary or compensation of any existing employees;

          (f) Renegotiate, modify, amend or terminate any Contract;

          (g) Create, assume, or permit to exist, or agree to incur, assume or acquire, any Lien, claim or liability on the Assets;

          (h) Make any modifications or changes to the existing rate schedules or product offerings in effect with respect to the Business;

          (i) Offer or employ any sales discounts, free services or other extraordinary marketing practices or extraordinary promotions outside the ordinary course of business and not consistent with Seller's past practices;

          (j) Take any actions or permit its employees and agents to take any actions which would materially interfere with or preclude the transactions contemplated by this Agreement; and

          (k) Cause or permit the provision for any new and material pension, retirement or other employment benefits for employees who perform services in connection with the conduct of the Business or any material increase in any existing benefits (other than as required by law).

     4.4 Consents. Seller will use its reasonable best efforts to obtain, as soon as practicable and at its expense, the consent of all third parties under the Contracts for which the prior approval of such third party is required pursuant to the terms of the Contract, in the forms attached hereto as Exhibit B and Exhibit C; provided, however, that "reasonable best efforts" for this purpose shall not require Seller to undertake extraordinary or unreasonable measures to obtain such approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing, processing and documentation fees.

     4.5 Notification of Certain Matters. Seller shall promptly notify Buyer of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller shall promptly notify Buyer in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Seller is a party or in which the Assets or Business may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby.

     4.6 Adverse Change. Seller shall promptly notify Buyer in writing of any materially adverse developments affecting the Assets or the Business which become known to Seller, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets or the Business, (ii) any material notice of violation, forfeiture or complaint under any material Contract, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in Section 6 hereof.

     4.7  No Solicitation.  From the date of this Agreement until the earlier of
(i) October 1, 1999 or (ii) termination of this Agreement pursuant to Section 8.1, Seller shall not, and Seller shall cause its officers, employees, stockholders, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees who perform services with respect to the operation of the Business not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Assets or the Business, or engage in any negotiations concerning, or provide to any other person any information or data relating to, the Business, the Assets or Seller for the purpose of, or have any discussions with, any person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other person to seek or effect a transaction, or enter into a transaction with any person or persons, other than Buyer, concerning the possible sale of the Assets or Business, or the capital stock of Seller. Seller shall promptly inform Buyer of any such inquiries or proposals and provide all pertinent documentation related thereto.

     4.8 Cooperation. Seller shall use its best efforts to take all steps within its power and will cooperate with Buyer to cause to be fulfilled those of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby. Without limiting the foregoing, Seller shall cooperate with all reasonable requests of Buyer and its counsel in connection with Buyer's due diligence investigation of the Business and Assets.

     4.9 Expenses. Seller shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement; provided, however, if (i) Buyer terminates this Agreement other than pursuant to Section
8.1 and (ii) Seller has satisfied all conditions in Section 6 and Seller has complied with all of the covenants of Seller in Section 4, then Buyer shall reimburse Seller for Seller's documented expenses incident to the negotiation, preparation and performance of this Agreement in an amount up to one percent (1%) of the Purchase Price.

     4.10 Financial Information. Seller shall, as promptly as practical after such information becomes available, deliver to Buyer copies of Seller's monthly unaudited financial statements, prepared in accordance with GAAP, consistently applied, and in form and presentation as is reasonably acceptable to Buyer.

     4.11 Consummation of Agreement. Subject to the provisions of Section 8 of this Agreement: (a) Seller shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out on or before October 31, 1999; and (b) Seller shall not take any action or omit to take any action that would or could reasonably be expected to (i) result in any of the representations and warranties of Seller being or becoming untrue in any respect that would cause
Section 6.1 of this Agreement not to be satisfied, (ii) result in any conditions to Closing set forth in Section 6 of this Agreement not to be satisfied, or
(iii) result in a material violation of any provision of this Agreement.

     4.12 Confidentiality. Seller agrees that it and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller will return, and cause its respective officers, directors, agents and representatives to return, to Buyer (or certify that they have destroyed) all copies of such data and information made available to Seller (and its officers, directors, agents and representatives) in connection with the transaction.

     4.13 Public Announcements. All press releases, filings and other public announcements concerning the transactions contemplated hereby will be subject to review and approval by Seller, on the one hand, and Buyer, on the other hand, such approval not to be unreasonably withheld. Such approval shall not be required if the party issuing such release, filing or public announcement reasonably believes, based on advice of counsel, that it is required by law to do so, but in any such case, all reasonable efforts shall be made to consult with the other party in advance of such release, filing or announcement and to provide the other party with the content thereof, the reasons the release, filing or announcement is required by law and the time and place that such release, filing or announcement will be made.

SECTION 5. COVENANTS OF BUYER. Buyer covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing, Buyer shall:

     5.1 Cooperation. Buyer shall use its reasonable best efforts to take all steps within its power and will cooperate with Sellers, to cause to be fulfilled those of the conditions to each Seller's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

     5.2 Notification of Certain Matters. Buyer shall promptly notify Sellers of any fact, event, circumstances or action the existence or occurrence of which would cause Buyer's representations or warranties under this Agreement not to be true in any material respect.

     5.3 Expenses. Buyer shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement.

     5.4 Consummation of Agreement. Subject to the provisions of Section 8 of this Agreement: (a) Buyer shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out on or before October 31, 1999; and (b) Buyer shall not take any action or omit to take any action that would or could reasonably be expected to (i) result in any of the representations and warranties of Buyer set forth in this Agreement being or becoming untrue in any respect that would cause Section 7.1 of this Agreement not to be satisfied, (ii) result in any condition to the Closing set forth in Section 7 of this Agreement not being satisfied, or (iii) result in a material violation of any provision of this Agreement.

     5.5 Confidentiality. Buyer agrees that it and its representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from any Seller with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Sellers' industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return, and cause its respective officers, directors, agents and representatives to return, to Sellers (or certify that they have destroyed) all copies of such data and information made available to Buyer (and its officers, directors, agents and representatives) in connection with the transaction.

     5.6 Public Announcements. All press releases, filings and other public announcements concerning the transactions contemplated hereby will be subject to review and approval by Sellers, on the one hand, and Buyer, on the other hand, such approval not to be unreasonably withheld. Such approval shall not be required if the party issuing such release, filing or public announcement reasonably believes, based on advice of counsel, that it is required by law to do so, but in any such case, all reasonable efforts shall be made to consult with the other party in advance of such release, filing or announcement and to provide the other party with the content thereof, the reasons the release, filing or announcement is required by law and the time and place that such release, filing or announcement will be made.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

     6.1 Accuracy of Representations and Warranties. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time and the representations and warranties of each Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     6.2 Performance of Agreements and Deliveries. Each Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by such Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from the President of Seller to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

          (b) A certificate, dated the Closing Date, from Seller's Secretary as to the Articles of Incorporation, code of regulations, authority and the incumbency of all officers executing the Seller Documents on behalf of Seller;

          (c) A copy of Seller's Articles of Incorporation as certified by the Secretary of State of the State of Ohio as of August 27, 1999;

          (d) An Amendment to the Articles of Incorporation and any other required documentation, which effect a change of Seller's name;

          (e) A certificate of good standing of the Seller from the Secretary of State of the State of Ohio dated September 13, 1999;

          (f) A copy of the declaration of trust for each Trust; and

          (g) Such other certificates and instruments reasonably requested by Buyer.

     6.3 No Material Adverse Effect. None of the schedules, documents or other information to be furnished by Sellers to Buyer pursuant to this Agreement, shall disclose any fact, circumstance or matter, or any change in or development in connection with any matter disclosed in the original schedules or documents previously delivered by any Seller to Buyer, which has, or could reasonably be expected to have, a material adverse effect on the Assets or on the Business; and there shall have been no other changes or developments affecting either the Assets or the Business since the Base Balance Sheet Date which have, or could reasonably be expected to have, a material adverse effect on the Assets or Business.

     6.4 Asset Transfer. Each Seller shall have delivered to Buyer the following instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of such Seller's right, title and interest in and to the Assets, free and clear of all Liens:

          (a) A Bill of Sale in the form attached hereto as Exhibit D;

          (b) An Assignment and Assumption Agreement in the form attached hereto as Exhibit E;

          (c) An Assignment of Patents and Trademarks in the form attached hereto as Exhibit F;

          (d) An Assignment of Internet Domain Name in the form attached hereto as Exhibit G; and

          (e) Such other instruments of transfer reasonably requested by Buyer.

     6.5 Assignment of Contracts and Authorizations; Approvals. All Contracts shall have been duly and validly assigned to Buyer by each Seller, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Contract or Authorization or otherwise shall have been obtained in form and substance satisfactory to Buyer and without conditions materially and adversely affecting Buyer and which do not require Buyer to pay money to any party to any such Contract or Authorization in excess of amounts required to be so paid pursuant to the terms and conditions thereof. All such Contracts and Authorizations shall remain in full force and effect and shall not have been amended, modified or repudiated in any material respect by either party thereto. Neither any Seller nor, to the knowledge of each Seller and the Principals, the other party thereto, shall have breached or defaulted under any Contract or Authorization. No Seller shall have received notice of or have knowledge of any fact which could result in the termination, repudiation or breach of any Contract or Authorization. Notwithstanding anything in this Section 6.5 to the contrary, the provisions of this Section 6 shall be subject in their entirety to the provisions of Sections 1.8, 1.9 and
2.14 hereof.

     6.6 Escrow Agreement. Each Seller shall have executed and delivered to Buyer the Escrow Agreement.

     6.7 Non-Competition Agreement. Each Seller and the Principals shall have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as Exhibit H.

     6.8 Release of Liens. Sellers shall have obtained and delivered to Buyer at or prior to the Closing instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the Assets.

     6.9 Revenues. Sellers shall have delivered to Buyer aggregate Revenues for the business which are equal to or greater than $180,000 as of August 31, 1999, and each Seller shall have furnished Buyer with a certificate, dated as of the Closing Date, to that effect. For purposes hereof, "Revenues" shall mean revenues of all Sellers for the month ended August 31, 1999.

     6.10 Subscribers. As of the Closing Date, Sellers shall have delivered to Buyer, in the aggregate, at least 11,000 Dial-up Subscribers, 15 Dedicated Subscribers and 500 Web-hosting/Domain-hosting Subscribers, and each Seller shall have furnished Buyer with a certificate, dated as of the Closing Date, to that effect.

     6.11 Due Diligence. The results of Buyer's due diligence review of Sellers and their collective assets, liabilities and operations shall be reasonably satisfactory to Buyer.

     6.12 Opinion of Seller's Counsel. Buyer shall have received the opinion or opinions of Stark & Knoll, counsel for Sellers, the Trusts and the Principals, dated the Closing Date, substantially in the form of Exhibit I attached hereto.

     6.13 Employment Agreements. Buyer and the Principals shall have entered into employment agreements substantially in the form attached as Exhibit J hereto.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of Sellers, Principals and Trusts to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by each Seller, Principals and Trusts in writing:

     7.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, and the representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     7.2 Performance of Agreement and Deliveries. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from the President of Buyer to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

          (b) A certificate, dated the Closing Date, from Buyer's Assistant Secretary as to the Articles of Incorporation, by-laws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

          (c) A certified copy of Buyer's Articles of Incorporation from the Secretary of State of the State of Michigan; and

          (d) A certificate of good standing from the Secretary of State of the State of Michigan.

     7.3 Escrow Agreement. Buyer shall have executed and delivered to Sellers the Escrow Agreement.

     7.4  Purchase Price.  Buyer shall have delivered to Sellers the Purchase
Price.

     7.5 Employment Agreements. Buyer and the Principals shall have entered into employment agreements substantially in the form attached as Exhibit J hereto.

     7.6 Stock Option Agreements. The Buyer shall have delivered to each of the Principals options to purchase up to 100,000 shares of the common stock of Voyager.net, Inc., a Delaware corporation, the owner of all of the stock of Buyer, in the form attached hereto as Exhibit K.

SECTION 8.  TERMINATION.

     8.1 Events of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the
Closing:

          (a) By the mutual written consent of Buyer and each Seller.

          (b) By Sellers, if they are not in breach or default hereunder:

               (i) if any representation or warranty of Buyer made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Buyer's receipt of a written notice from Sellers that such breach exists or has occurred;

               (ii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Sellers that such default exists or has occurred; or

               (iii) if the conditions to Sellers' obligations to consummate the Closing as set forth in Section 7 cannot reasonably be satisfied or performed on or before October 31, 1999 (unless such failure of satisfaction, non-compliance or non-performance is the result, directly or indirectly, of any action or failure to act on the part of any Seller).

          (c) by Buyer, if it is not in breach or default hereunder:

               (i) if any representation or warranty of any Seller made herein is untrue in any material respect and such breach is not cured within thirty (30) days of such Seller's receipt of a written notice from Buyer that such breach exists or has occurred;

               (ii) if any Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of such Seller's receipt of a written notice from Buyer that such default exists or has occurred; or

               (iii) if the conditions to Buyer's obligations to consummate the Closing as set forth in Section 6 cannot reasonably be satisfied or performed on or before October 31, 1999 (unless such failure of satisfaction, non-compliance or non-performance is the result directly or indirectly of any action or failure to act on the part of Buyer).

     8.2 Manner of Exercise. In the event of the termination of this Agreement by either Buyer or Sellers pursuant to Section 8.1 notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in Section 11 hereto and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Sellers.

     8.3 Effect of Termination; Liabilities. In the event of the termination of this Agreement pursuant to Section 8.1 and prior to the Closing, all obligations of the parties hereunder (other than pursuant to Sections 4.7, 4.8, 4.12 and 5.5 hereof) shall terminate, and neither Sellers nor Buyer shall have any further liability hereunder, including for losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including attorneys' fees) of any kind whatsoever; except upon termination of this Agreement pursuant to Sections 8.1(c)(i) and 8.1(c)(ii), Buyer shall be entitled to any remedy which it may have, whether at law or in equity.

SECTION 9.  POST-CLOSING COVENANTS; SURVIVAL.

     9.1 Use of Trade Names. After the Closing Date, neither any Seller, nor any person controlling, controlled by or under common control with any Seller will for any reason, directly or indirectly, for itself or any other person, (a) use the names "Raex" or "raex.net" or "raex.com" or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of any Seller transferred pursuant to this Agreement.

     9.2 Post-Closing Transitional Matters. For a period of ninety (90) days following the Closing, Sellers shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Assets.

     9.3 Access to Records. Following the date hereof, each Seller shall give Buyer and its representatives, at reasonable times and with reasonable prior notice, free access to the books and records of the Business and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer or its representatives may from time to time reasonably request.

     9.4 Survival. All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the Closing for a period of two (2) years (the "Expiration Date") regardless of any investigation conducted by or knowledge of any party hereto.

SECTION 10.  INDEMNIFICATION.

     10.1 Indemnification by Each Seller and the Principals. Each Seller, each Trust and each of the Principals hereby agrees, jointly and severally, to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively,

"Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by any Seller and the Principals in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by any Seller in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement;
(c) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring prior to or existing before the Closing Date; and (d) any claim which arises in connection with any liability or obligation of any Seller other than the Assumed Liabilities.

     10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller, the Principals and the Trusts, and its and their officers, directors, stockholders, employees and agents and their representatives (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (a) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (b) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (c) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring from and after the Closing Date; and (d) the Assumed Liabilities.

     10.3  Notice; Defense of Claims.
           -------------------------

           (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) Third Party Claims. With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle, with the consent of the indemnifying party, which consent may not be unreasonably withheld, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

           (c) Non-Third Party Claims. With respect to non-third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.11 hereof.

     10.4 Limitations of Indemnity Obligations. Notwithstanding anything in this Section 10 to the contrary, the aggregate indemnity obligations of the Sellers, the Principals and the Trusts shall not in any event exceed the Purchase Price.

SECTION 11. NOTICES. All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered by hand or overnight courier, or via facsimile provided that the recipient has specifically acknowledged by telephone the receipt of such facsimile, or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

          If to any Seller:         7584 Whipple Avenue NW
                                    North Canton, OH  44720
                                    Facsimile:  (330) 492-3627
                                    Attn:  Philip Patete

          With a copy to:           Stark & Knoll
                                    1512 Ohio Edison Building
                                    76 South Main Street
                                    Akron, OH  44308
                                    Facsimile:  (330) 376-6237
                                    Attn: Michael L. Stark, Esq.

          If to the Principals:     Philip Patete
           or the Trusts            P.O. Box 35834
                                    Canton, OH  44735-5834

                                    Christopher Gallo
                                    P.O. Box 454
                                    Malvern, OH  44644
          copy to:                  Stark & Knoll
                                    1512 Ohio Edison Building
                                    76 South Main Street
                                    Akron, OH  44308
                                    Facsimile:  (330) 376-6237
                                    Attn: Michael L. Stark, Esq.

          If to Buyer:              Voyager Information Networks, Inc.
                                    4660 S. Hagadorn Road
                                    Suite 320
                                    East Lansing, MI 48823
                                    Facsimile:  (517) 324-8965
                                    Attn: Christopher Torto

          With a copy to:           Goodwin, Procter & Hoar  LLP
                                    Exchange Place
                                    Boston, Massachusetts  02109
                                    Facsimile:  (617) 523-1231
                                    Attn:  David F. Dietz, P.C.

          or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

SECTION 12.  MISCELLANEOUS.

     12.1 Assignability; Binding Effect. This Agreement shall not be assignable by Buyer or any Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any Affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation or sale of Buyer, or (c) in connection with the granting of a security interest to its senior lenders. For purposes of this Section 12.1, "Affiliate" shall mean with respect to Buyer and its owners any person or entity which directly or indirectly controls, is controlled by or is under common control with Buyer or its owners. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors, and assigns.

     12.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     12.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer, each Seller, the Trusts and the Principals or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     12.4 Bulk Sales Law. Buyer hereby waives compliance by Sellers of any applicable bulk sales law and each Seller agrees to make full and timely payment when due of all amounts owed by such Seller to its creditors. Each Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by such Seller with such laws.

     12.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

     12.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

     12.7 Governing Law. This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Ohio, without regard to conflict of laws principles.

     12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

     12.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated; provided, however, if (i) Buyer terminates this Agreement other than pursuant to Section 8.1 and (ii) Sellers have satisfied all conditions in
Section 6 and Sellers have complied with all of the covenants of Sellers in
Section 4, then Buyer shall reimburse Sellers for Sellers' documented expenses incident to the negotiation, preparation and performance of this Agreement in an amount up to one percent (1%) of the Purchase Price.

     12.10 Remedies. It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

     12.11 Dispute Resolution. Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C.
(S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Cleveland, Ohio.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate; however, the parties hereto agree in advance that the following procedures are reasonable:

          (a) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (b)  No other discovery;

          (c) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

          (d) Decision to be rendered not later than ten (10) days following such hearings.

     Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in the State of Ohio for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets may be found.

     Notwithstanding the foregoing, the parties may enforce their rights under this Agreement in accordance with Section 12.10.

     12.12 Third Party Rights. This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

                  [Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, Sellers, Trusts, Principals and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

                              SELLERS:

                              RAEX INTERNET, INC.


                              By: /s/ Raex Internet, Inc.
                                  ----------------------------------------
                                  Name:
                                  Title:

                              RAEX COMMUNICATIONS, INC.


                              By: /s/ Raex Communications, Inc.
                                  ----------------------------------------
                                  Name:
                                  Title:


                              RAEX CORPORATION


                              By: /s/ Raex Corporation
                                  ----------------------------------------
                                  Name:
                                  Title:


                              PRINCIPALS:


                              /s/ Philip Patete
                              ----------------------------------------
                              Philip Patete


                              /s/ Christopher Gallo
                              ----------------------------------------
                              Christopher Gallo

                              BUYER:

                              VOYAGER INFORMATION NETWORKS, INC.


                              By: /s/ Voyager Information Networks, Inc.
                                  ----------------------------------------
                                  Name:
                                  Title:

                              TRUSTS:

                              PHILIP PATETE ELECTING SMALL BUSINESS
                              TRUST


                              By: /s/ Philip Patete Electing
                                      Small Business Trust
                                  ----------------------------------------
                                  Its:


                              CHRISTOPHER GALLO ELECTING SMALL
                              BUSINESS TRUST


                              By: /s/ Christopher Gallo Electing
                                      Small Business Trust
                                  ----------------------------------------
                                  Its:

                         LIST OF EXHIBITS AND SCHEDULES

SCHEDULES
-----------

Exhibit A   -   Form of Escrow Agreement
Exhibit B   -   Form of Consent (for contracts)
Exhibit C   -   Form of Consent (for leases)
Exhibit D   -   Form of Bill of Sale
Exhibit E   -   Form of Assignment and Assumption Agreement
Exhibit F   -   Form of Assignment of Patents and Trademarks
Exhibit G   -   Form of Assignment of Internet Domain Name
Exhibit H   -   Form of Non-Competition Agreement
Exhibit I   -   Form of Opinion of Sellers' Counsel
Exhibit J   -   Form of Employment Agreement
Exhibit K   -   Form of Stock Option Agreement

Schedule 1.1(a)     Equipment
Schedule 1.1(b)     Contracts
Schedule 1.1(c)     Intellectual Property
Schedule 1.1(d)     Licenses and Authorizations
Schedule 1.1(e)     Accounts Receivable
Schedule 1.2(a)     Excluded Assets
Schedule 1.2(b)     Excluded Contracts
Schedule 1.2(d)     Insurance Exclusions
Schedule 1.2(e)     Excluded Tax Items
Schedule 1.6(b)     Estimated Adjustment Statement
Schedule 1.7        Allocation of Purchase Price
Schedule 2.1(b)     Subsidiaries
Schedule 2.3(a)     Conflicts of Sellers
Schedule 2.3(b)     Conflicts of Principals
Schedule 2.4        Taxes
Schedule 2.4(e)     Taxes
Schedule 2.6        Insurance
Schedule 2.8        Title
Schedule 2.9        Litigation
Schedule 2.10       Employees; Labor Matters
Schedule 2.11       Financial Statements
Schedule 2.12       Business
Schedule 2.13       Licenses
Schedule 2.14       Approvals; Consents
Schedule 2.16(a)    Subscribers

Schedule 2.16(b)    Complimentary Accounts
Schedule 2.16(c)    Disconnection Policy
Schedule 2.17       Brokers
Schedule 2.19       Banking Relations
Schedule 2.20       Intellectual Property
Schedule 2.21       Absence of Restrictions
Schedule 2.22       Permits, Approvals
Schedule 2.23       Affiliated Transactions
Schedule 2.24       Employee Benefits
Schedule 2.25       Environmental Matters
Schedule 2.26       Undisclosed Liabilities
Schedule 2.27       Indebtedness
Schedule 2.28       Agreements